Exhibit 3.2(j)

WRITTEN DECLARATION

OF

THE SOLE MEMBER

OF

BIOEXPRESS, LLC

THIS WRITTEN DECLARATION OF THE SOLE MEMBER of BioExpress, LLC, a limited liability company organized under the laws of the State of Utah (the “Company”), shall constitute an “Operating Agreement” for the Company, as provided in Section 48-2c-504 of the Utah Code, as amended, and is made and entered into as of the 2nd day of June, 2011 by the undersigned, who is the sole member (hereafter the “Member”) of said Company.

1. Liability of Member. The Member shall not be personally liable for any of the losses of the Company beyond said Member’s capital interest in the Company.

2. Management. The Company shall be managed by a board of managers (the “Board”). The initial Board of the Company shall be Theresa A. Balog, Matthew Malenfant and Randy Scott (each a “Manager”). The Member shall have the power, at any time, to remove a Manager and appoint one or more persons to act as a Manager of the Company. Upon the death or incapacity of a Manager, the Member shall have the power to replace or remove the person serving as a Manager and appoint another person as a Manager. A Manager need not be a member of the Company. In the event that all of the Managers of the Company have been removed from office and no other Manager(s) has been appointed, the business of the Company shall be under the exclusive management of the Member, as hereinafter provided.

3. Borrowing and Bank Accounts. The Company shall maintain checking or other accounts in such bank or banks as the Board shall determine and all funds received by the Company shall be deposited therein and withdrawn therefrom under such general or specific authority as the Board shall establish. The Company may borrow, at the discretion of the Board, as appropriate, from banks, lending institutions, or other unrelated third parties, or from affiliates of the Company or the Member, and may pledge Company properties or any income therefrom to secure or provide for the repayment of any such loans.

4. Accounting Methods; Fiscal Year. The profits and losses of the Company shall, unless otherwise required under the Internal Revenue Code, as amended, be determined on an accrual basis in accordance with generally accepted accounting principles of accrual accounting, and shall include gains or losses from the sale of Company assets. The fiscal year of the Company, for both accounting and tax reporting purposes, shall be the calendar year.

5. Records. The Company shall keep at its designated office the records required to be kept there pursuant to Section 48-2c-112 of the Utah Code, as amended.

6. Authority of Board. The Board, acting by majority consent, may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Written Declaration (except such powers as are by statute, by the Articles of Organization, or by this Written Declaration vested solely in the Member), and shall have the right, power and authority to do on behalf of the Company all things which are necessary or desirable to carry out the business of the Company, including, but not limited to, the right, power and authority to:

6.1. sell, exchange, or grant an option for the sale or exchange of all or any portion of the property of the Company;

6.2. invest and reinvest any available funds;

6.3. incur all reasonable expenditures;

6.4. employ and dismiss from employment any and all employees, agents, independent contractors, attorneys, and accountants;

6.5. lease all or any portion of any property for any purpose and without limit as to the term thereof, provided such term does not exceed the term of the Company as set forth in the Articles of Organization;

6.6. borrow money, and as security therefor, to mortgage or grant security interests in all or any part of any property; to prepay in whole or in part, refinance, modify, or extend any indebtedness;

6.7. do any and all of the foregoing at such price, rental or amount, for cash, securities, or other property and upon such terms as the Board deems proper; to place record title to any property in the name of the Company;

6.8. adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Company or any nominee, and to institute, prosecute, and defend any legal proceeding relating to the business or property of the Company;

6.9. delegate all or any portion of the powers granted hereunder to one or more attorneys-in-fact; and

6.10. execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

7. Restrictions on Board. The Board shall not, without the written consent or written ratification of the specific act by the Member:

7.1 Do any act in contravention of law, the Articles of Organization or this Written Declaration.

7.2 Do any act which would make impossible the carrying on of the Company’s ordinary business.

7.3 Confess a judgment against the Company.

7.4 Possess Company property in any Manager’s own name or assign rights in specific Company property for other than a Company purpose.

7.5 Admit a person as a Member except as otherwise provided in this Written Declaration.

7.6 Continue the business with Company property after its bankruptcy, dissolution, cancellation or other cessation to exist.

8. Fiduciary Responsibilities. A Manager, other than the Member shall, in all events, account to the Company and to the Member for any benefit, and shall hold, as trustee for the Company and the Member, any profits derived by such Manager from any transaction connected with the formation, conduct or liquidation and winding up of the Company or from any use by such Manager of Company property, and such duty extends to the personal representatives of any deceased Manager involved in the liquidation and winding up of the Company. All management, investments, accountings, and distributions shall be conducted by the Board subject to good faith and fiduciary responsibility. However, no Manager shall be liable for any loss or depreciation in the value of the Company or any of its assets or business occurring by reason of error of judgment in making any sale, any investment or reinvestment, or any management, investment or business decision whatsoever, provided such loss or depreciation in value has not occurred through the actual fraud, gross negligence or willful default of such Manager. Good faith and fiduciary responsibility shall be required of all Managers.

9. Permitted Transactions. The fact that the Member, or any affiliate of the Member, or any employee, partner, officer, or director of either the Member or an affiliate of the Member, is employed by, or is directly or indirectly interested in or connected with, any person employed by the Company or any affiliate of the Company to render or perform a service, or from or through whom the Company or any affiliate of the Company may make any sale or purchase, or from whom the Company or any affiliate of the Company may borrow, shall not prohibit the Company or any affiliate of the Company from engaging in any transaction with such person, or create any duty of legal justification additional to that which would exist if such person were not so related to the Company, and neither the Company nor the Member shall have any right in or to any benefits derived from such transaction solely by virtue of holding an ownership interest in the Company.

10. Officers. The Board may, from time to time as it deems advisable, designate natural persons as officers of the Company (“Officers”) or successor Officers and assign titles to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Utah Code, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, subject to the authority of the Board and Members set forth in this Written Declaration. Any delegation pursuant to this Section 10 may be revoked at any time by the Board. An Officer may be removed with or without cause at any time by the Board.

11. Transfer of Member’s Interest. The Member may transfer part or all of the Member’s interest at any time, including by gift, by testamentary transfer, and by intestacy, and such transfer shall not cause a dissolution of the Company. Any transferee who has properly acquired part or all of the Member’s interest in the Company shall be subject to all the terms, conditions, restrictions, and obligations of this Written Declaration. Any sale, assignment or transfer or purported sale, assignment or transfer of an interest in the Company, whether voluntary or involuntary, shall be null and void unless properly made in accordance with the provisions of this Written Declaration. The purported interest of any transferee who has not properly acquired part or all of the Member’s interest in the Company in accordance with this Written Declaration shall have no rights whatsoever, except and only to the extent that it is impossible under the law to terminate or restrict such rights, and then such rights shall be terminated or restricted to the maximum extent allowable under the law, and such interest shall be subject to all the terms, conditions, restrictions, and obligations of this Written Declaration.

12. Interest of an Assignee. No transferee of an interest in the Company shall become a member of the Company without the written consent of the Member; provided, however, that a transferee in a testamentary or intestate transfer shall become a Member. If a transferee is not admitted as a member of the Company, then such transferee shall have no right to participate in the management of the business and affairs of the Company or to become a member and the only rights to which such transferee shall be entitled are the share of profits or other compensation by way of income to which the transferor was entitled.

13. Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up when any one or more of the following occurs:

13.1 The term of the Company expires.

13.2 The Member decides to dissolve the Company.

14. Taxation. It is the intent of the Member that the Company be taxed as a sole proprietorship for federal and state income tax purposes for so long as there are no other members of the Company.

15. Governing Law. This Written Declaration shall be governed and construed in accordance with the laws of the State of Utah.

IN WITNESS WHEREOF, the undersigned has hereto executed this Written Declaration as of the date first written above.

SOLE MEMBER:

VAUDAUX HOLDING CORPORATION

/s/ Thomas D. Salus
By:	Thomas D. Salus
Title:	Secretary

Address:
Radnor Corporate Center Building One, Suite 200
P.O. Box 6660
One Hundred Matsonford Road Radnor, PA 19087